Exhibit 4.1

ZAP

2002 INCENTIVE STOCK PLAN

1.         PURPOSES.

            1.         The purpose of this Plan is to provide a means by which selected Employees and Directors of and Consultants to ZAP. (the “Company”), and its Affiliates, may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of (i)  Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses, (iv) rights to purchase restricted stock, and (v) stock appreciation rights, all as defined below.

            2.         The Company intends that the Stock Awards issued under this Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of this Plan has been delegated pursuant to subsection 3.c, be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options, or (ii) stock bonuses or rights to purchase restricted stock granted pursuant to Section 7 hereof, or (iii) Stock Appreciation Rights granted pursuant to Section 8 hereof.

2.         DEFINITIONS.

            1.         "Affiliate" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

            2.         "Board" means the Board of Directors of the Company.

            3.         "Code" means the Internal Revenue Code of 1986, as amended.

            4.         "Committee" means a committee of directors of the Company appointed by the Board in accordance with subsection 3.c of this Plan.

            5.         "Company" means ZAP., a California corporation.

            6.         "Concurrent Stock Appreciation Right" or "Concurrent Right" means a right granted pursuant to subsection 8.b.ii of this Plan.

            7.         "Consultant" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

            8.         "Continuous Status as an Employee, Director or Consultant" means that the service of an individual to the Company, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Board or the chief executive officer of the Company may determine, in that party's sole discretion, in its sole discretion, may determine whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the chief executive officer, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors.

            9.         "Covered Employee" means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

            10.       "Director" means a member of the Board.

            11.       "Employee" means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company.  Neither service as a Director nor payment of a director's fee by the Company shall be itself sufficient to constitute "employment" by the Company.

            12.       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            13.       "Fair Market Value" means, as of any date, the value of the common stock of the Company determined as follows:

                        1.         If the common stock is listed on any national securities exchange or traded on the Nasdaq National Market or the Nasdaq Small Cap Market, the Fair Market Value of a share of common stock shall be the closing sales price for such stock (or the closing  bid, if no sales were  reported) as quoted on such exchange or market (or the exchange or market with the greatest  volume of trading in the Company's  common stock) on the last market trading day prior to the day of  determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

                        2.         In the absence of such markets for the common stock, the Fair Market Value shall be determined in good faith by the Board.

            14.       "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 421 of the Code and the regulations promulgated thereunder.

            15.       "Independent Stock Appreciation Right" or "Independent Right" means a right granted pursuant to subsection 8.b.iii of this Plan.

            16.       "Non‑Employee Director" means a Director who: (i) is not a current Employee or Officer of the Company or its parent or subsidiary; (ii) does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director; (iii) does not possess an interest in any other transaction which the Company would be required to disclosure in filings with the Securities and Exchange Commission; (iv) is not engaged in a business relationship with the Company which the Company would be required to so disclose under Regulation S‑K; or (v)  is otherwise considered a “non‑employee director” for purposes of Rule 16b‑3.

            17.       "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

            18.       "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

            19.       "Option" means a stock option granted pursuant to this Plan.

            20.       "Option Agreement" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant.  Each Option Agreement shall be subject to the terms and conditions of this Plan.

            21.       "Optionee" means an Employee, Director or Consultant who holds an outstanding Option.

            22.       "Outside Director" means a Director who: (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury regulations promulgated under Section 162(m) of the Code); (ii) is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan); (iii) was not an officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (iv) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

            23.       "Plan" means this ZAP 2002 Stock Incentive Plan.

            24.       "Rule 16b‑3" means Rule 16b‑3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to this Plan.

            25.       "Securities Act" means the Securities Act of 1933, as amended.

            26.       “Stock” means, unless the context otherwise requires, the Common Stock of the Company.

            27.       "Stock Appreciation Right" means any of the various types of rights which may be granted under Section 8 of this Plan.

            28.       "Stock Award" means any right granted under this Plan, including any Option, any stock bonus, any right to purchase restricted stock, and any Stock Appreciation Right.

            29.       "Stock Award Agreement" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of this Plan.

            30.       "Tandem Stock Appreciation Right" or "Tandem Right" means a right granted pursuant to subsection 8.b.i of this Plan.

3.         ADMINISTRATION.

            1.         General Administration. This Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3.c.

            2.         Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of this Plan:

                        1.         To determine from time to time which of the persons eligible under this Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; whether a Stock Award will be an Incentive Stock Option, a Nonstatutory Stock Option, a stock bonus, a right to purchase restricted stock, a Stock Appreciation Right, or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock  Award;  whether a person shall be permitted  to receive stock upon exercise of an Independent Stock Appreciation Right; and the number of shares with respect to which a Stock Award shall be granted to each such person.

                        2.         To construe and interpret this Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective.

                        3.         To amend this Plan or a Stock Award as provided in Section 12.

                        4.         Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient which are not inconsistent with the terms of this Plan to promote the best interests of the Company.

            3.         The Committee.  The Board may delegate administration of this Plan to a committee of the Board composed of not fewer than two (2) members (the "Committee").  No less than a majority of the members of the Committee shall be Non‑Employee Directors and/or Outside Directors.  If administration is delegated to a Committee, the Committee shall have, in connection with the administration of this Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more Outside Directors any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board.  The Board may abolish the Committee at any time and revest in the Board the administration of this Plan.  Notwithstanding anything in this Section 3 to the contrary, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Stock Awards to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or (2) are either: (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award; or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

4.         SHARES SUBJECT TO PLAN.

            1.         Number of Shares.  Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the Company may issue a maximum of ten million (10,000,000) shares of its Common Stock under this Plan.

            2.         Source of Stock.  The stock subject to this Plan may be unissued shares or reacquired shares bought on the market or otherwise.

5.         ELIGIBILITY.

            1.         General.  Incentive Stock Options and Stock Appreciation Rights appurtenant thereto may be granted only to Employees.  Stock Awards other than Incentive Stock Options and Stock Appreciation rights appurtenant thereto may be granted only to Employees, Directors or Consultants.

            2.         Major Shareholders.  An Incentive Stock Option or Nonstatutory Stock Option granted to a person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates must have an exercise price of at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant.  In addition, an Incentive Stock Option granted to a person described in the previous sentence may only be exercised for a period of five years after the date of grant.

6.         OPTION PROVISIONS.

            Each Option shall be in the form of an agreement executed by the Optionee.  The Option agreement shall contain such terms and conditions as the Board shall deem appropriate, provided that no terms may be contrary to the provisions of this Plan.  The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

            1.         Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

            2.         Price.  The exercise price of each Incentive Stock Option shall be not less than one hundred percent  (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted.  The exercise price of each Nonstatutory Stock Option shall be no less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date of grant.  Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

            3.         Consideration.  The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, in cash at the time the Option is exercised.  In addition, the Board of Directors may allow for the Option to be exercised by means of any of the following methods: (i) by delivery and surrender to the Company of other common stock of the Company owned by the Optionee; (ii) by delivery of a promissory note with a term of no more than four years and with an interest rate on the unpaid balance accumulating at a rate of no less than the Applicable Federal Rate announced by the Department of the Treasury as of the date the note is issued; (iii) by surrender by the Optionee of the right to purchase that number of shares under the Option with a fair market value equal to the exercise price; (iv) such other methods of exercising the Option which are allowed under applicable state and federal law.

            4.         Transferability.  An Incentive Stock Option shall not be transferable except by Will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person.  A Nonstatutory Stock Option shall only be transferable by the Optionee upon such terms and conditions as are set forth in the Option Agreement for such Nonstatutory Stock Option, as the Board or the Committee shall determine in its discretion.  Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

            5.         Vesting.  The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments  (which may,  but need not, be equal).  The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised.  The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate, provided that in no event will stock options vest at a rate of less than 20% of the shares subject to the Option per annum.

            6.         Termination of Employment or Relationship as a Director or Consultant.  In the event an Optionee's Continuous Status as an Employee, Director or Consultant terminates (other than upon the Optionee's death or disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of: (i) the date three (3) months after the termination of the Optionee's Continuous Status as an Employee, Director or Consultant (or such longer or shorter period specified in the Option Agreement or by the Board of Directors), or (ii) the expiration of the term of the  Option as set forth in the Option Agreement.  If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under this Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under this Plan.

            7.         Disability of Optionee.  In the event an Optionee's Continuous Status as an Employee, Director or Consultant terminates as a result of the Optionee's disability, the Optionee  may  exercise  his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of: (i) the date twelve  (12)  months following such termination (or such longer or shorter period specified in the Option Agreement; or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under this Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under this Plan.

            8.         Death of Optionee. In the event of the death of an Optionee during, or within a period specified in the Option after the termination of, the Optionee's Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option at the date of death) by the Optionee's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionee's death pursuant to subsection 6.d, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death; or (ii) the expiration of the term of such Option as set forth in the Option Agreement.  If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under this Plan.  If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under this Plan.

            9.         Early Exercise.  The Option may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director or Consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option.  Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

            10.       Re‑Load  Options.  Without in any way limiting the authority of the Board or Committee to make or not to make grants of Options hereunder, the Board or Committee shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionee to a further Option (a "Re‑Load Option") in the event the Optionee exercises the Option evidenced by the Option agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement.  Any such Re‑Load Option (i) shall be for a number of shares equal to the number of shares surrendered as part or all of the exercise price of such Option; (ii) shall have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re‑Load Option; and (iii) shall have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Re‑Load Option on the date of exercise of the original Option.  Notwithstanding the foregoing, a Re‑Load Option which is granted to a 10% stockholder (as described in subsection 5.b), shall have an exercise price which is equal to one hundred ten percent  (110%) of the Fair Market Value of the stock subject to the Re‑Load Option on the date of exercise of the original Option and shall have a term which is no longer than five (5) years.  Any such Re‑Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Board or Committee may designate at the time of the grant of the original Option; provided, however, that the designation of any Re‑Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollar ($100,000) annual limitation on exercisability of Incentive Stock Options described in subsection 10.d of this Plan and in Section 422(d) of the Code.  There shall be no Re‑Load Options on a Re‑Load Option.  Any such Re‑Load Option shall be subject to the availability of sufficient shares under this Plan and the limits on the grants of Options as provided elsewhere under this Plan and shall be subject to such other terms and conditions as the Board or Committee may determine which are not inconsistent with the express provisions of this Plan regarding the terms of Options.

7.         TERMS OF STOCK GRANTS

            Each stock bonus or restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate.  The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

            1.         Purchase Price.  The purchase price under each restricted stock purchase agreement shall be such amount as the Board or Committee shall determine and designate in such agreement.  In any event, the Board or the Committee may determine that eligible participants in this Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

            2.         Transferability.  No rights under a stock bonus or restricted stock purchase agreement shall be transferable except by Will or the laws of descent and distribution, or otherwise only upon such terms and conditions as are set forth in the applicable Stock Award Agreement, as the Board or the Committee shall determine in its discretion, so long as stock awarded under such agreement remains subject to the terms of that agreement.

            3.         Consideration.  The purchase price of stock acquired pursuant to a stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board or the Committee, according to a deferred payment arrangement, or; ( iii) in any other form of legal consideration that may be acceptable to the Board or the Committee in its discretion.  Notwithstanding the foregoing, the Board or the Committee may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

            4.         Vesting.  Shares of stock sold or awarded under this Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board or the Committee.

            5.         Termination of  Employment or Relationship as a Director or Consultant.  In the event a Participant's Continuous Status as an Employee, Director or Consultant terminates, the Company may repurchase or otherwise reacquire, any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

8.         STOCK APPRECIATION RIGHTS.

            1.         General.  The Board or Committee shall have full power and authority, exercisable in its sole discretion, to grant Stock Appreciation Rights under this Plan to Employees or Directors of or Consultants to the Company or its Affiliates.  To exercise any outstanding Stock Appreciation Right, the holder must provide written notice of exercise to the Company in compliance with the terms of the Stock Award Agreement evidencing such right.  No limitation shall exist on the aggregate amount of cash payments the Company may make under this Plan in connection with the exercise of a Stock Appreciation Right.

            2.         Types of Stock Appreciation Rights.  Three types of Stock Appreciation Rights shall be authorized for issuance under this Plan:

                        1.         Tandem Stock Appreciation Rights.  Tandem Stock Appreciation Rights will be granted appurtenant to an Option, and shall, except as specifically set forth in this Section 8, be subject to the same terms and conditions applicable to the particular Option grant to which it pertains. Tandem Stock Appreciation Rights will require the holder to elect between the exercise of the underlying Option for shares of stock and the surrender, in whole or in part, of such Option for an appreciation distribution.  The appreciation distribution payable on the exercised Tandem Right shall be in cash (or, if so provided, in an equivalent number of shares of stock based on the Fair Market Value (on the date of the Option surrender) in an amount up to the excess of (A) the Fair Market Value (on the date of the Option surrender) of the amount of shares of stock covered by that portion of the surrendered Option in which the Optionee is vested over (B) the aggregate exercise  price payable for such vested shares.

                        2.         Concurrent Stock Appreciation Rights.  Concurrent Rights will be granted appurtenant to an Option and may apply to all or any portion of the shares of stock subject to the underlying Option and shall, except as specifically set forth in this Section 8, be subject to the same terms and conditions applicable to the particular Option grant to which the Concurrent Right pertains.  A Concurrent Right shall be exercised automatically at the same time the underlying Option is exercised with respect to the particular shares of stock to which the Concurrent Right pertains.  The appreciation distribution payable on an exercised Concurrent Right shall be in cash (or, if so provided, in an equivalent number of shares of stock based on the Fair Market Value on the date of exercise of the Concurrent Right) in an amount equal to such portion as shall be determined by the Board or the Committee at the time of the grant of the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Concurrent Right) of the vested shares of stock purchased under the underlying Option which have Concurrent Rights appurtenant to them over (B) the aggregate exercise price paid for such shares.

                        3.         Independent Stock Appreciation Rights.  Independent Rights will be granted independently of any Option and shall, except as specifically set forth in this Section 8, be subject to the same terms and conditions applicable to Nonstatutory Stock Options.  Independent Rights will be denominated in share equivalents.  The appreciation distribution payable on the exercised Independent Right shall be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Independent Right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such Independent Right, and with respect to which the holder is exercising the Independent Right on such date, over (B) the aggregate Fair Market Value (on the date of the grant of the Independent Right) of such number of shares of Company stock.  The appreciation distribution payable on the exercised Independent Right shall be in cash or, if so provided, in an equivalent number of shares of stock based on the Fair Market Value on the date of the exercise of the Independent Right.

9.         CANCELLATION AND RE‑GRANT OF OPTIONS.

            1.         Change in Terms.  The Board or the Committee shall have the authority to effect, at any time and from time to time with the consent of the Optionee or holder of the Stock Appreciation Rights, to (i) reprice any outstanding Options and/or Stock Appreciation Rights under this Plan and/or (ii) cancel any outstanding Options and/or Stock Appreciation Rights and grant in substitution therefor new Options and/or Stock Appreciation Rights covering the same or different numbers of shares of stock, but having an exercise price per share not less than one hundred percent (100%) of the Fair Market Value in the case of an Incentive Stock Option or, in the case of a 10% stockholder (as described in subsection 5.b)  receiving a new grant of an Incentive Stock Option, not less than one hundred ten percent  (110%) of the Fair Market  Value) per share of stock on the new grant date.  Notwithstanding the foregoing, the Board or the Committee may grant an Option and/or Stock Appreciation Right with an exercise price lower than that set forth above if such Option and/or Stock Appreciation Right is granted as part of a transaction to which Section 424(a) of the Code applies.

            2.         Effect of Cancellation.  Shares subject to an Option or Stock Appreciation Right canceled under this Section 9 shall continue to be counted against the maximum award of Options or Stock Appreciation Rights permitted to be granted pursuant to this Plan.  The repricing of an Option or Stock Appreciation Right under this Section 9, resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option or Stock Appreciation Right and the grant of a substitute Option and/or Stock Appreciation Right.  In the event of such repricing, both the original and the substituted Options shall be counted against the maximum awards of Options and Stock Appreciation Rights permitted to be granted pursuant to this Plan, if any.  The provisions of this subsection 9.b) shall be applicable only to the extent required by Section 162(m) of the Code.

10.       MISCELLANEOUS.

            1.         Acceleration.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

            2.         No Rights as Shareholder.  Neither an Employee, Director or Consultant, nor any person to whom a Stock Award is transferred shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

            3.         No Agreement for Employment.  Nothing in this Plan, or any instrument executed or Stock Award granted pursuant hereto, shall confer upon any Employee, Director or Consultant or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Director of or Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without cause, the right of the Company's Board and or the Company's shareholders to remove any Director pursuant to the terms of the Company's ByLaws and the laws of the State of California, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant's agreement with the Company or Affiliate.

            4.         Limitations on Incentive Stock Options.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the

Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

            5.         Investment Representations.  The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred, as a condition of exercising or acquiring stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to such person's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring  the stock subject to the Stock Award for such person's own account and not with any present intention of selling or otherwise distributing the stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if: (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act; or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under this Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

            6.         Tax Payments.  To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Stock Award; or (iii) delivering to the Company owned and unencumbered shares of the common stock of the Company.

11.       ADJUSTMENTS UPON CHANGES IN STOCK.

            1.         General.  If any change is made in the stock subject to this Plan, or subject to any Stock Award  (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this Plan will be appropriately adjusted in the type(s) and maximum number of securities subject to this Plan, and the outstanding Stock Awards will be appropriately adjusted in the type(s) and number of securities and price per share of stock subject to such outstanding Stock Awards.  Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

            2.         Reorganization.  If the Company enters into an Acquisition Transaction (as defined below) and the surviving or acquiring business entity agrees to assume the obligations of the Company with respect to Stock Awards, the recipients of Stock Awards under this Plan will be entitled to receive substitute Stock Awards from the acquiring or surviving business entity which provide similar rights to those which they possessed in the Company.  If the surviving or acquiring business entity does not agree to assume or continue such Stock Awards, or to substitute similar options for such Stock Awards outstanding under this Plan, then, with respect to Stock Awards held by persons then performing services as Employees, Directors or Consultants, the time during which such Stock Awards may be exercised shall be accelerated and the Stock Awards terminated if not exercised after such acceleration and at or prior to such event.  For the purposes of this subsection 11.b, an “Acquisition Transaction” shall be defined as: (i) a sale of all or substantially all of the Company’s assets other than in the ordinary course of business, followed by a liquidation of the Company’s assets to its shareholders; (ii) a merger of the Company into or consolidation of the Company with another business entity in which the Corporation is not the surviving entity (other than a merger or consolidation for the purposes of reincorporating the Company in another jurisdiction or if the existing shareholders of the Company prior to the merger or consolidation own over 50% of the voting securities of the surviving business entity after the transaction); or (iii) a reverse merger in which the Company is the surviving entity but the shares of the Company’s Common Stock are converted by virtue of the merger into other property.

12.       AMENDMENT OF THE PLAN AND STOCK AWARDS.

            1.         Authority to Amend.  The Board at any time, and from time to time, may amend this Plan.  However, except as provided in Section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

                        1.         Increase the number of shares reserved for Stock Awards under this Plan;

                        2.         Modify the requirements as to eligibility for participation in this Plan (to the extent such modification requires stockholder approval in order for this Plan to satisfy the requirements of Section 422 of the Code); or

                        3.         Modify this Plan in any other way if such modification requires stockholder approval in order for this Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3.

            2.         Shareholder Approval.  The Board may in its sole discretion submit any other amendment to this Plan for stockholder approval, including, but not limited to, amendments to this Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding  the exclusion of performance‑based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

            3.         Maximum Benefits.  It is expressly contemplated that the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Directors or Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring this Plan and/or Incentive Stock Options granted under it into compliance therewith.

            4.         No Impairment of Rights.  The Board at any time, and from time to time, may amend the terms of any one or more Stock Award; provided, however, that the rights and obligations under any Stock Award shall not be impaired by any such amendment unless: (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing to the amendment.

13.       TERMINATION OR SUSPENSION OF PLAN.

            1.         Date of Termination/Suspension.  The Board may suspend or terminate this Plan any time.  Unless sooner terminated, this Plan shall terminate on the tenth anniversary date after which this Plan was adopted by the Board.  No Stock Awards may be granted under this Plan while this Plan is suspended or after it is terminated.

            2.         Existing Rights Not Impaired.  Rights and obligations under any Stock Award granted while this Plan is in effect shall not be impaired by suspension or termination of this Plan, except with the consent of the person to whom the Stock Award was granted.

14.       EFFECTIVE DATE OF PLAN.

            This Plan shall become effective upon the date adopted by the Board, provided that this Plan shall terminate and be of no further effect if the shareholders do not approve this Plan within 12 months of the date it is adopted.  No Stock Awards granted under this Plan shall be exercised unless and until this Plan has been approved by the shareholders, and all Stock Awards granted under this Plan shall immediately terminate and be rescinded if such approval is not obtained within that time.